Exhibit 99.1

Portland, Oregon

June 2, 2011

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2011

Cascade Corporation (NYSE: CASC) today reported its financial results for the first quarter ended April 30, 2011.

First Quarter Overview

•

Net sales of $136.2 million for the first quarter of fiscal 2012 were 40% higher than net sales of $94.4 million for the first quarter of fiscal 2011, excluding the impact of changes in foreign currency exchange rates.

•	Our net income for the first quarter of fiscal 2012 was $16.4 million ($1.46 per diluted share) compared to $5.7 million ($0.51 per diluted share) for the first quarter of fiscal 2011.

•

During January 2011, our operations in Australia were significantly damaged due to flooding. During the first quarter of fiscal 2012, we recorded $1.5 million of income related to flood insurance proceeds. This income was allocated $729,000 to cost of goods sold and $752,000 as a separate component of operating income. The after tax impact of these items increased net income by $1.0 million ($0.09 per diluted share). We anticipate recovering up to an additional $5 million of flood insurance proceeds during the remainder of fiscal 2012.

First Quarter Fiscal 2012 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended April 30	2011	2010	% Change
Net sales	$136,177	$94,392	44%
Cost of goods sold	91,804	66,678	38%

Gross profit	44,373	27,714	60%
Gross profit %	33%	29%
SG&A	20,618	18,224	13%
Australia flood insurance proceeds, net of costs	752	—	—
Operating income	24,507	9,490	158%
Interest expense, net	251	533	(53%)
Foreign currency loss, net	196	305	(36%)
Income before taxes	24,060	8,652	178%
Provision for income taxes	7,636	2,986	156%
Effective tax rate	32%	35%
Net income	$16,424	$5,666	190%
Diluted earnings per share	$1.46	$0.51	186%

Cascade Corporation

June 2, 2011

•

Consolidated net sales increased 40% during the first quarter of fiscal 2012 over the first quarter of fiscal 2011, excluding the impact of foreign currency changes, due to higher sales volumes as a result of improving economic conditions and a very strong global lift truck market. Details of the change in net sales compared to the prior year first quarter follow (in thousands):

	Amount	Change %
Net sales change	$37,777	40%
Foreign currency change	4,008	4%

Total	$41,785	44%

•

The consolidated gross profit percentage increased during the first quarter of fiscal 2012 from 29% to 33%, primarily as a result of improved cost absorption due to increased sales volumes and the benefit of cost cutting measures implemented in the past. Additionally, gross profit includes net insurance proceeds of $729,000 related to the flood in Australia.

•	Selling and administrative expenses increased 10%, excluding foreign currency changes, primarily due to additional personnel costs.

•

The effective tax rate for the first quarter of fiscal 2012 was 32% compared to 35% for the first quarter of fiscal 2011. The decrease in the effective tax rate is primarily a result of current year income in Europe, which was offset by historical losses.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six- to twelve-month period, it does not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments Q1 Fiscal 2012 vs 2011	Orders Q1 Fiscal 2012 vs 2011
Americas	39%	46%
Europe	52%	37%
Asia Pacific	12%	25%
China	42%	32%
Global	38%	34%

•

Current order and shipment rates illustrate that global lift truck markets are recovering. At the present time we expect the strong lift truck market to continue through the remainder of fiscal 2012. We expect our quarterly sales for the remainder of fiscal 2012 to approximate sales levels we experienced in the first quarter, but adjusted for fewer working days as a result of holiday shutdowns during the summer months and December.

Cascade Corporation

June 2, 2011

Americas Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2011	2010	% Change
Net sales	$71,704	$45,293	58%
Transfers between areas	8,077	6,402	26%

Net sales and transfers	79,781	51,695	54%
Gross profit	24,906	15,567	60%
Gross profit %	31%	30%
SG&A	11,956	10,310	16%

Operating income	$12,950	$5,257	146%

•

Net sales increased 57%, excluding the impact of currency changes, primarily due to higher sales volumes as a result of improving economic conditions. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$25,953	57%
Foreign currency change	458	1%

Total	$26,411	58%

•	Transfers to other Cascade locations increased due to fulfillment of orders in Australia.

•	Our gross profit percentage increased due to improved cost absorption as a result of higher sales volumes during the current year.

•	Selling and administrative costs increased 15% due primarily to additional personnel costs in the current year resulting from our improved financial performance.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2011	2010	% Change
Net sales	$27,439	$22,370	23%
Transfers between areas	454	102	345%

Net sales and transfers	27,893	22,472	24%
Gross profit	5,851	2,003	192%
Gross profit %	21%	9%
SG&A	4,551	4,539	—

Operating income (loss)	$1,300	$(2,536)	—

Cascade Corporation

June 2, 2011

•

Net sales increased 18%, excluding the impact of currency changes, due to higher sales as a result of a stronger lift truck market and price increases. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$3,963	18%
Foreign currency change	1,106	5%

Total	$5,069	23%

•

The improvement in our gross profit margin is due to our restructuring efforts to reduce our overall cost structure, increased cost absorption as a result of higher sales volumes, a shift in sourcing more products from China and sales price increases for certain products.

•

The last time our European operation posted positive operating income was the third quarter of fiscal 2009 when net sales were $42 million. While this is only one quarter’s results, we expect the current structure will put us in the position of achieving sustained profitability in Europe through the remainder of the year.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2011	2010	% Change
Net sales	$18,092	$13,810	31%
Transfers between areas	80	49	63%

Net sales and transfers	18,172	13,859	31%
Gross profit	5,801	3,767	54%
Gross profit %	32%	27%
SG&A	2,620	2,328	13%
Australia flood insurance proceeds, net of costs	(752)	—	—

Operating income	$3,933	$1,439	173%

•

Net sales increased 19%, excluding the impact of currency changes, due to higher sales volumes as a result of an improvement in economic conditions and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$2,595	19%
Foreign currency change	1,687	12%

Total	$4,282	31%

•	Our gross profit percentage increased compared to the prior year primarily due to insurance proceeds related to the Australia flood.

Cascade Corporation

June 2, 2011

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2011	2010	% Change
Net sales	$18,942	$12,919	47%
Transfers between areas	7,288	4,835	51%

Net sales and transfers	26,230	17,754	48%
Gross profit	7,815	6,377	23%
Gross profit %	30%	36%
SG&A	1,491	1,047	42%

Operating income	$6,324	$5,330	19%

•

Net sales increased 41%, excluding currency changes, primarily due to the growth of the Chinese economy and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$5,266	41%
Foreign currency change	757	6%

Total	$6,023	47%

•	Transfers between areas increased due to increased customer demand in Europe and Asia Pacific and to fulfill orders in Australia due to the flood.

•	The gross profit percentage in China decreased due to changes in product mix and higher intercompany transfers, which carry lower gross margins, increases in material costs and competitive factors.

•	Selling and administrative costs increased 37%, excluding currency changes, primarily due to higher personnel, marketing and research and development costs.

Other Matters:

•	On June 1, 2011, our Board of Directors declared a quarterly dividend of $0.20 per share, payable on July 15, 2011 to shareholders of record as of July 1, 2011.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Cascade Corporation

June 2, 2011

Earnings Call Information:

We will discuss our results in a conference call on June 2 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-8609, International callers can access the call by dialing (480) 629-9818. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4439017, or internationally, by dialing (303) 590-3030 and entering passcode 4383317.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

June 2, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2011	2010
Net sales	$136,177	$94,392
Cost of goods sold	91,804	66,678

Gross profit	44,373	27,714

Selling and administrative expenses	20,618	18,224
Australia flood insurance proceeds, net of costs	(752)	—

Operating income	24,507	9,490
Interest expense, net	251	533
Foreign currency loss, net	196	305

Income before provision for income taxes	24,060	8,652
Provision for income taxes	7,636	2,986

Net income	$16,424	$5,666

Basic earnings per share	$1.50	$0.52

Diluted earnings per share	$1.46	$0.51

Basic weighted average shares outstanding	10,924	10,831
Diluted weighted average shares outstanding	11,270	11,049

Cascade Corporation

June 2, 2011

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30,	January 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$26,861	$25,037
Accounts receivable, less allowance for doubtful accounts of $1,323 and $1,196	89,286	66,497
Inventories	74,126	67,041
Deferred income taxes	4,506	5,001
Assets available for sale	9,313	8,610
Prepaid expenses and other	13,379	11,170

Total current assets	217,471	183,356
Property, plant and equipment, net	68,413	66,978
Goodwill	93,879	88,708
Deferred income taxes	17,482	16,606
Other assets	3,556	3,531

Total assets	$400,801	$359,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,966	$—
Current portion of long-term debt	555	548
Accounts payable	28,739	23,905
Accrued payroll and payroll taxes	8,824	9,299
Accrued restructuring costs	498	569
Accrued incentive pay	1,274	2,868
Dividends payable	2,208	—
Other accrued expenses	13,196	11,043

Total current liabilities	58,260	48,232
Long-term debt, net of current portion	46,590	41,789
Accrued environmental expenses	2,989	3,198
Deferred income taxes	4,768	4,452
Employee benefit obligations	8,058	7,864
Other liabilities	6,677	5,088

Total liabilities	127,342	110,623

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 11,057 and 10,972 shares issued and outstanding	5,528	5,486
Additional paid-in capital	10,410	9,254
Retained earnings	212,410	198,194
Accumulated other comprehensive income	45,111	35,622

Total shareholders’ equity	273,459	248,556

Total liabilities and shareholders’ equity	$400,801	$359,179

Cascade Corporation

June 2, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended
	April 30,
	2011	2010
Cash flows from operating activities:
Net income	$16,424	$5,666
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,356	2,533
Amortization	37	48
Share-based compensation	599	694
Deferred income taxes	(159)	292
Gain on disposition of assets, net	(17)	(9)
Changes in operating assets and liabilities:
Accounts receivable	(19,642)	(9,475)
Inventories	(4,087)	1,919
Prepaid expenses and other	(1,699)	(2,068)
Accounts payable and accrued expenses	2,468	(308)
Income taxes payable and receivable	762	899
Other assets and liabilities	1,318	41

Net cash (used in) provided by operating activities	(1,640)	232

Cash flows from investing activities:
Capital expenditures	(2,302)	(755)
Proceeds from disposition of assets	51	20

Net cash used in investing activities	(2,251)	(735)

Cash flows from financing activities:
Payments on long-term debt	(13,237)	(10,123)
Proceeds from long-term debt	18,000	10,500
Notes payable to banks, net	2,966	(316)
Common stock issued under share-based compensation plans	599	14

Net cash provided by financing activities	8,328	75

Effect of exchange rate changes	(2,613)	1,548

Change in cash and cash equivalents	1,824	1,120
Cash and cash equivalents at beginning of period	25,037	20,201

Cash and cash equivalents at end of period	$26,861	$21,321